OPTION EXCHANGE PROGRAM Employee Workshop April 11, 2013 GREEN DOT CORPORATION

© Green Dot Corp. All rights reserved. Workshop agenda  Introductions  Overview  Purpose of option exchange  Timeline  Summary of key terms  Eligibility  How the option exchange works  Things to consider  Electing to participate  How to participate  Exchange website introduction  Reminders 1

© Green Dot Corp. All rights reserved. Introductions  Jim Koster – SVP, Human Resources  Jess Unruh – Director, Accounting Projects  Matt Boone – Manager, Technical Accounting 2

© Green Dot Corp. All rights reserved.  Stock options can be a great compensatory tool to enhance employee retention and maximize shareholder value  The value of a stock option is driven by increases in our stock price  The greater the stock price is relative to the exercise price of an option, the more value that option has  “Underwater” stock options are those with an exercise price that is higher than the current stock price Overview Approximately 73% of currently outstanding employee stock options have an exercise price significantly above our current stock price 3

© Green Dot Corp. All rights reserved. Purpose of option exchange Our option exchange program is designed to:  Allow employees to voluntarily exchange underwater stock options for new options that are “at-the-money”  Allow employees to benefit from potential increases in our stock price  Maximize value of our stock for our current stockholders 4

© Green Dot Corp. All rights reserved. Timeline  April 10, 2013 Option exchange offering period begins  May 7, 2013 Option exchange offering period closes at 11:59 p.m., Pacific (unless we decide to extend the offering period)  May 8, 2013 New stock options are granted (projected) This workshop is only a summary of the option exchange program. For additional details, please review the documents made available through the option exchange website: http://greendot.equitybenefits.com 5

© Green Dot Corp. All rights reserved. Summary of key terms Stock option. The right to buy a certain number of Green Dot shares for a fixed price (exercise price) after a defined period of time (vesting term) and before expiration (expiration term) Exercise price. The fixed price you pay to purchase a share of Green Dot stock for each option you have outstanding and exercisable Outstanding. Previously granted stock options that have not been fully exercised or cancelled Vesting term. The time period over which your right to purchase shares is earned (e.g., 25% of Green Dot options are vested on the one-year anniversary of the grant date). Expiration term. The time period from the grant date to the final maturity date of the option. At final maturity, options can no longer be exercised Nonqualified stock option. A type of employee stock option where you pay ordinary income tax on the difference between the grant price and the price at which you exercise the option 6

© Green Dot Corp. All rights reserved. Eligibility Eligible employees  Continuously employed at Green Dot from April 10, 2013 through 11:59 p.m., Pacific, on May 7, 2013 (or later if we extend the offering period)  Must hold eligible options (see below)  Excludes named executive officers and directors Eligible options  Eligibility determined on a grant-by-grant basis  Only unexercised options  Exercise price of $20.00 or above 7

© Green Dot Corp. All rights reserved. How the option exchange works  Eligible employees have the opportunity to exchange eligible “underwater” options for new options  Eligible options will be exchanged based on the following ratios  Exchange ratios were determined on a value-for-value basis, as approved by our Board of Directors  Quantity of new options will be rounded down, if fractional 8 EXERCISE PRICE RANGE EXCHANGE RATIO $ 20.00 $ 24.99 1.2 : 1 $ 25.00 $ 29.99 1.6 : 1 $ 30.00 $ 39.99 2.0 : 1 $ 40.00 $ 60.00 2.4 : 1

© Green Dot Corp. All rights reserved. How the option exchange works  For example, assume the following stock options are exchanged: 9 ELIGIBLE OPTIONS EXERCISE PRICE EXCHANGE RATIO NEW OPTIONS 1,000 $ 20.01 1.2 833 1,000 $ 36.00 2.0 500 1,025 $ 44.00 2.4 427 Key features of new option:  Nonqualified stock option (even if the option you exchange is an ISO)  Vests over four years with 25% vesting on the one-year anniversary of the grant date and then in 36 monthly installments thereafter  Seven-year expiration term starting on the date of grant  Exercise price equal to the Green Dot closing stock price on the first trading day following the close of the offering period

© Green Dot Corp. All rights reserved. Things to consider Tax consequences  No taxable income generated at the time of the exchange  New option will have the same tax aspects as any other nonqualified stock option Whether to participate  Personal decision  Consider the exercise price and vesting of eligible options versus the key features of new options  Also consider, among other things, your assumptions about the future performance of our stock price 10

© Green Dot Corp. All rights reserved. Things to consider Green Dot makes no recommendation as to whether you should participate in the option exchange program. You must make your own decision whether to participate. We encourage you to speak with your financial, legal and/or tax advisors as necessary, before deciding whether to participate in this program. 11

© Green Dot Corp. All rights reserved. Electing to participate  Participation is voluntary  There is no obligation to exchange your existing options  Elections are on a grant-by-grant basis  Partial elections for individual grants are not allowed  Options that are not exchanged will have no changes to their original terms and conditions This exchange is a voluntary, one-time opportunity so please review the materials provided carefully prior to making your decision. Green Dot cannot advise you on whether to participate. 12

© Green Dot Corp. All rights reserved. How to participate Easiest and fastest way for employees to participate is through the option exchange program website: https://greendot.equitybenefits.com You can make your elections, change your elections, and/or withdraw from the exchange through this site. You are also able to make your elections via paper form which can be found on the option exchange website above. Final elections must be received prior to the option exchange program deadline of 11:59 p.m., Pacific Time, on May 7, 2013. Changes can be made to your election up until this time and date. No late submissions will be accepted. 13

© Green Dot Corp. All rights reserved. Exchange website introduction 14 Log-in Screen: https://greendot.equitybenefits.com Your employee ID is the same as your file number and can be found on your earnings statement (pay stub)

© Green Dot Corp. All rights reserved. Exchange website introduction 15 Welcome Screen Learn See your options, make your election

© Green Dot Corp. All rights reserved. Exchange website introduction 16 Election Screen 1 of 4 Important instructions Election selection grant-by-grant

© Green Dot Corp. All rights reserved. Exchange website introduction 17 Election Screen 2 of 4 Review your election for accuracy

© Green Dot Corp. All rights reserved. Exchange website introduction 18 Election Screen 3 of 4 You must ‘agree’ for your shares to be exchanged

© Green Dot Corp. All rights reserved. Exchange website introduction 19 Election Screen 4 of 4 Print and retain this confirmation for your records

© Green Dot Corp. All rights reserved. Reminders  Option exchange website: https://greendot.equitybenefits.com  Individual stock option information can be reviewed online at UBS: https://onesource.ubs.com/GDOT  Review the Frequently Asked Questions (FAQ) as it contains general questions regarding the option exchange program  Questions can be directed to: optionexchange@greendotcorp.com 20

© Green Dot Corp. All rights reserved. Reminders  April 10, 2013 Option exchange offering period begins  May 7, 2013 Option exchange offering period closes at 11:59 p.m., Pacific (unless we decide to extend the offering period)  May 8, 2013 New stock options are granted (projected) This workshop is only a summary of the option exchange program. For additional details, please review the documents made available through the option exchange website: http://greendot.equitybenefits.com 21